News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM REPLACED 296% OF 2005 PRODUCTION AND
INCREASED PROVED RESERVES BY 15%

Bakersfield, CA - February 15, 2006 - Berry Petroleum Company (NYSE:BRY) announced that estimated proved oil and gas reserves increased by 15% to 126 million barrels of oil equivalent (BOE) as of December 31, 2005. In 2005, Berry added 24.9 million BOE at a reserve replacement cost of $9.44 per BOE and replaced 296% of the 8.4 million BOE (23,015 BOE per day) it produced.

Acquisitions accounted for 176% of production replacement and drilling activities replaced 120% of production. At year-end 2005, the Company’s reserve mix was 74% heavy crude oil, 8% light crude oil and 18% natural gas, and geographically, 74% in California and 26% in the Rocky Mountain region while the year-end reserves-to-production ratio was unchanged at 14.6 years. Proved developed reserves represent 71% of total proved reserves. The estimated pre-tax present value of Berry’s proved reserves increased by 105% to $1.8 billion ($1.25 billion after-tax) at year-end 2005. This calculation is based on a 10% discount rate of the Company’s expected future cash flows based on constant year-end prices for the Company’s production of $48.38 for oil and $7.91 for natural gas.

Robert Heinemann, president and chief executive officer, stated, “Of the 24.9 million BOE added in 2005, 14.8 million BOE of proved reserves came from the eastern Colorado Niobrara acquisition, 6.5 million BOE from the Rockies development and 3.6 million BOE from California development activities. Results from our California Diatomite project continue to be encouraging and we booked 2.5 million BOE of reserves based on asset performance. Likewise, we booked almost 16 Bcf (2.6 million BOE) of additional reserves from our Niobrara assets due to our aggressive drilling program since the purchase of the properties last January.”

Mr. Heinemann continued, “Our goal for 2006 and beyond is to continue to add reserves by both acquisition and through the drill bit. We have a $190 million capital budget for 2006 to develop our known resource base and appraise our prospective acreage. We expect reserve adds for 2006 to come primarily from Brundage Canyon, Tri-State Niobrara (specifically eastern Colorado and Kansas), our California Diatomite project and the announced acquisition in the Piceance Basin (pending closing). Approximately half of our capital budget is focused on converting our probable and possible reserves into proved reserves and our appraisal and exploratory projects.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and a regional office in Denver, Colorado.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “goal,” “expect,”“continue,” and others indicate forward-looking statements and important factors which could affect actual results are discussed in Part II of Berry’s Form 10-K filed with the Securities and Exchange Commission, under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."

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